E X H I B I T 23(b)
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            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Pall Corporation:


We consent to the use of our reports dated October 12, 2005, with respect to the consolidated balance sheets of Pall Corporation as of July 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of July 31, 2005, and the effectiveness of internal control over financial reporting as of July 31, 2005, incorporated herein by reference.




                                                     /s/KPMG LLP



Melville, New York
March 14, 2006